Red Mountain Resources, Inc. 8-K

Exhibit 3.1

Form 403
(Revised 05/11)

Submit in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512/463-5709
Filing Fee: $15

Certificate of Correction

This space reserved for office use.

FILED
In the Office of the
Secretary of State of Texas
AUG 07 2014
Corporations Section

Entity Information

1. The name of the filing entity is:

Red Mountain Resources, Inc.

State the name of the entity as currently shown in the records of the secretary of state. If the certificate of correction corrects the name of the entity, state the present name and not the name as it will be corrected.

The file number issued to the filing entity by the secretary of state is: 0801921792

Filing Instrument to be Corrected

2. The filing instrument to be corrected is : Certificate of Formation of Red Mountain Resources, Inc.

The date the filing instrument was filed with the secretary of state: 01/23/2014 mm/dd/yyyy

Identification of Errors and Corrections

(Indicate the errors that have been made by checking the appropriate box or boxes; then provide the corrected text.)

☐ The entity name is inaccurate or erroneously stated. The corrected entity name is:

☐ The registered agent name is inaccurate or erroneously stated. The corrected registered agent name is:

Corrected Registered Agent
(Complete either A or B, but not both.)

A. The registered agent is an organization (cannot be entity named above) by the name of:

OR

B. The registered agent is an individual resident of the state whose name is:

First	*Middle*	*Last Name*	*Suffix*

The person executing this certificate of correction affirms that the registered agent, whose name is being corrected by this certificate, consented to serve as registered agent at the time the filing instrument being corrected took effect.

Form 403 4

☐ The registered office address is inaccurate or erroneously stated. The corrected registered office address is:

Corrected Registered Office Address

Street Address (No P.O. Box)	City	State	Zip Code
		TX	

☐ The purpose of the entity is inaccurate or erroneously stated. The purpose is corrected to read as follows:

☐ The period of duration of the entity is inaccurate or erroneously stated.
The period of duration is corrected to read as follows:

Identification of Other Errors and Corrections

(Indicate the other errors and corrections that have been made by checking and completing the appropriate box or boxes.)

☑ **Other errors and corrections.** The following inaccuracies and errors in the filing instrument are corrected as follows:

☐ **Add** Each of the following provisions was omitted and should be added to the filing instrument. The identification or reference of each added provision and the full text of the provision is set forth below.

☑ **Alter** The following identified provisions of the filing instrument contain inaccuracies or errors to be corrected. The full text of each corrected provision is set forth below:

The Certificate of Formation contains a typographical error in the definition of "Change of Control" in Section 4.3(b). The corrected definition of "Change of Control" in Section 4.3(b) of the Certificate of Formation is set forth in the Attachment to the Certificate of Correction (attached hereto).

☐ **Delete** Each of the provisions identified below was included in error and should be deleted.

Form 403 5

☐ **Defective Execution** The filing instrument was defectively or erroneously signed, sealed, acknowledged or verified. Attached is a correctly signed, sealed, acknowledged or verified instrument.

Statement Regarding Correction

The filing instrument identified in this certificate was an inaccurate record of the event or transaction evidenced in the instrument, contained an inaccurate or erroneous statement, or was defectively or erroneously signed, sealed, acknowledged or verified. This certificate of correction is submitted for the purpose of correcting the filing instrument.

Correction to Merger, Conversion or Exchange

The filing instrument identified in this certificate of correction is a merger, conversion or other instrument involving multiple entities. The name and file number of each entity that was a party to the transaction is set forth below. (If the space provided is not sufficient, include information as an attachment to this form.)

____

Entity name *SOS file number*

____

Entity name *SOS file number*

Effectiveness of Filing

After the secretary of state files the certificate of correction, the filing instrument is considered to have been corrected on the date the filing instrument was originally filed except as to persons adversely affected. As to persons adversely affected by the correction, the filing instrument is considered to have been corrected on the date the certificate of correction is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: August 6, 2014

By: ______________________

Signature of authorized person

Mitchell L. Griffith, Incorporator

Printed or typed name of authorized person (see instructions)

Form 403 6

ATTACHMENT TO THE CERTIFICATE OF CORRECTION OF RED MOUNTAIN RESOURCES, INC.

“Change of Control” shall mean when, after the original issuance of the Series A Preferred Stock, the following has occurred and is continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of stock of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) and (ii) following the closing of any transaction referred to in (i) above, neither the Corporation, if it is the surviving entity, nor the acquiring or surviving entity, if the Corporation is not the surviving entity, has a class of common securities (or American Depositary Receipts representing such securities) listed on a National Exchange; provided, however, that a merger effected to change the jurisdiction of incorporation of the Corporation shall not be deemed a Change of Control.